UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BUTLER NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BUTLER NATIONAL CORPORATION
One Aero Plaza

New Century, Kansas 66031

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 3, 2023

To the Stockholders of Butler National Corporation:

Notice is hereby given that the 2023 Annual Meeting of Stockholders of Butler National Corporation (the “Company” or “Butler National”) will be held at Indian Hills Country Club, 6847 Tomahawk Road, Mission Hills, Kansas 66208, on Tuesday, October 3, 2023, at 10:00 a.m., local time. The purpose of the meeting is to:

1.	Elect two (2) directors to serve for the term of three (3) years or until a successor is elected and qualified;
2.	Ratify the selection of RBSM, LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2024;
3.	Vote on an advisory basis to approve the compensation of the Company Named Executive Officers;
4.	Vote on an advisory basis to determine the frequency of future advisory votes on the compensation of the Company Named Executive Officers;
5.	Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on August 15, 2023, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors, TAD MCMAHON, Secretary

Olathe, Kansas
August 24, 2023

YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET. IF YOU RECEIVED A PAPER COPY OF A PROXY CARD BY MAIL, YOU MAY SUBMIT YOUR PROXY CARD BY SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

BUTLER NATIONAL CORPORATION

One Aero Plaza

New Century, Kansas 66031

PROXY STATEMENT

Important notice regarding the availability of proxy materials. The proxy statement and proxy card are available to view or download at www.proxyvote.com for the stockholder meeting on October 3, 2023.

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders to be held on Tuesday, October 3, 2023, at 10:00 a.m. local time, or any postponements or adjournments thereof.

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we have decided to provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. On August 24, 2023, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record as of August 15, 2023 and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, stockholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person at the annual meeting by 11:59 p.m., Eastern Time on Monday, October 2, 2023.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on August 15, 2023, the record date for the annual meeting, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a bank, broker or other nominee. Each outstanding share of common stock is entitled to one vote for all matters that properly come before the annual meeting for a vote. At the close of business on the record date, there were 68,727,900 shares of Butler National common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholders of Record. If your shares are registered directly with our transfer agent, EQ by Equiniti, you are considered the stockholder of record with respect to those shares, and the Notice and/or proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners. Many of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials (including a voting instruction card) are being forwarded to you by your bank, broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your shares. As the beneficial owner of shares, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, broker or nominee and present it at the 2023 annual meeting. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.

How do I vote by proxy?

Stockholders of Record.

1.     You May Vote by Mail. You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

2.     You May Vote by Telephone or the Internet. You may vote by telephone or on the internet by following the instructions included on the proxy card. If you vote by telephone or on the internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the internet (proxyvote.com) or by telephone (1-800-690-6903) must be received by 11:59 p.m. Eastern Time on October 2, 2023.

3.     You May Vote in Person at the Meeting. You may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting.

Beneficial Owners.

If you hold your shares in street name, follow the voting instruction card you receive from your bank, broker or other nominee. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting.

Can I change my vote?

Stockholders of Record. You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, giving written notice to Butler National’s Secretary revoking your proxy, submitting a properly signed proxy bearing a later date or voting again by telephone or on the internet (your latest telephone or internet vote is counted).

Beneficial Owners. If you hold your shares through a bank, broker or other nominee, you may change your vote by submitting new voting instructions following the instructions provided by your bank, broker or nominee.

What if I do not vote for some of the items listed on the proxy card or voting instruction card?

Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to a proposal, will be voted in accordance with the recommendations of the Board with respect to that proposal.

Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice with respect to a proposal or do not return your voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote your shares. Regulations prohibit banks, brokers and other nominees from voting shares in elections of directors, compensation of Named Executive Officers, and the advisory vote on the frequency of future advisory votes on executive compensation, unless the beneficial owners indicate how the shares are to be voted. Therefore, unless you instruct your bank, broker or nominee on how to vote your shares with respect to the election of directors, the compensation of Butler National’s Named Executive Officers, and the advisory vote on the frequency of future advisory votes on executive compensation, your bank, broker or nominee will be prohibited from voting on your behalf on any such matter for which your instructions are not provided. As such, it is critical that you cast your vote if you want it to count for the proposals regarding the aforementioned matters. Your bank, broker or nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, we encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting.

How many shares must be present to hold the meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of 35% of the shares of Butler National common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (which occur when a bank, broker or other nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to a proposal and has not received instructions with respect to that proposal from the beneficial owner) will be treated as shares present for purposes of determining whether a quorum is present.

How many votes are required to elect the director nominees?

Because this is an uncontested election, a nominee for director is elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

How many votes are required to approve the proposals other than the director nomination proposal?

The advisory approval of the compensation of Butler National’s Named Executive Officers and the ratification of the appointment of RBSM, LLP as the Company’s independent registered public accounting firm each require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. With respect to the proposal to provide an advisory vote on the frequency of the advisory vote on executive compensation, the option that receives the greatest number of votes cast – “1 YEAR,” “2 YEARS,” or “3 YEARS” – shall constitute the stockholder’s advisory vote on the frequency of voting on the compensation of the Company’s Named Executive Officers.

What effect will abstentions and broker non-votes have on the proposals?

Shares voting “ABSTAIN” with respect to any nominee for director will be excluded entirely from the vote and will have no effect on the proposal. Shares voting “ABSTAIN” on the advisory vote on executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation, and the ratification of the appointment of the Company’s independent registered public accounting firm will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposals. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Corporate Governance
The Board, Board Meetings And Committees

The system of governance practices followed by the Company is memorialized in the Company’s bylaws and in the written charters of the two standing committees of the Board of Directors (the Audit Committee and the Compensation Committee). The charters are intended to provide the Board of Directors with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management.

The committee charters are reviewed annually and updated as necessary to reflect evolving governance practices and changes in regulatory requirements. Each of the Board’s committee charters are available free of charge on the Company’s website under the investor relations section.

The Company has adopted a Standard of Business Conduct and Ethics applicable to all directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The latest version of the Standard of Business Conduct and Ethics was filed as Exhibit 14.1 of the Company’s Form 8-K filed September 29, 2022.

Meetings

The Board of Directors held eleven (11) meetings in fiscal 2023. Each director attended at least 75% of the meetings convened by the Board and the applicable committees during such director’s service on the Board during fiscal 2023. The Board has adopted a policy that absent unusual circumstances, directors are expected to attend all annual meetings of stockholders. Each of the directors then-serving on the Board attended the Company’s 2022 annual meeting of stockholders.

Executive sessions of non-employee directors and separate executive sessions of independent directors are held as part of each regularly scheduled meeting of the Board.

Board Committees

The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have a separate committee in charge of director nominations. The Board has concluded that a separate committee is not advisable to oversee director nominations because (a) a five person Board is not conducive for a third standing committee of the Board and (b) historically there have not been disagreements over the Company’s nominees to the Board. Current Committee memberships are as follows:

Audit Committee	Compensation Committee
Mr. David B. Hayden, Chair	Mr. R. Warren Wagoner, Chair
Mr. Bradley K. Hoffman	Mr. Bradley K. Hoffman
Mr. R. Warren Wagoner	Mr. John M. Edgar

Audit Committee

Mr. Hoffman and Mr. Wagoner are independent members of the Audit Committee under applicable NASDAQ listing standards; however, the Board has determined Mr. Hayden is not independent due to his existing consulting relationship with the Company. The Audit Committee met eight (8) times during fiscal year 2023, excluding actions by unanimous written consent. Each member of the Audit Committee has experience or education in business or financial matters sufficient to provide him with a working familiarity with basic finance and accounting matters of the Company.

The Audit Committee is primarily concerned with the effectiveness of the Company accounting policies and practices, financial reporting and internal controls. The Audit Committee is authorized (i) to make recommendations to the Board of Directors regarding the engagement of the Company’s independent auditors, (ii) to review the plan, scope and results of the annual audit, the independent auditors’ letter of comments and management response thereto, (iii) to approve all audit and non-audit services, (iv) to review the Company policies and procedures with respect to internal accounting and financial controls and (v) to review any changes in accounting policy.

Audit Committee Financial Expert

The Company’s Board of Directors does not have an “audit committee financial expert,” within the meaning of such phrase under applicable regulations of the Securities and Exchange Commission, serving on its audit committee. The Board of Directors believes that all members of its audit committee are financially literate and experienced in business matters, and that one or more members of the audit committee are capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding our internal controls and procedures for financial reporting; and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert. However, the Board of Directors believes that there is not any audit committee member who has obtained these attributes through the experience specified in the SEC’s definition of “audit committee financial expert.” Further, like many small companies, it is difficult for the Company to attract and retain Board members who qualify as “audit committee financial experts,” and competition for these individuals is significant. The Board believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated “audit committee financial expert.”

Compensation Committee

The Compensation Committee held four (4) meetings in fiscal year 2023. The functions of the Compensation Committee are described in the Compensation Committee charter and include, among others, the following:

●	recommend to the Board the salaries, bonuses and other remuneration and terms and conditions of employment of the Named Executive Officers of Butler National;
●	supervise the administration of Butler National’s incentive compensation and equity-based compensation plans; and
●	make recommendations to the Board of Directors with respect to Butler National’s executive officer compensation policies and the compensation of non-employee directors.

Mr. Hoffman and Mr. Wagoner qualify as (i) an independent director under applicable NASDAQ rules and Rule 10C-1 of the Securities Exchange Act of 1934; and (ii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. The Board has determined that Mr. Edgar is not independent due to his firm providing professional services to the Company. Mr. Edgar does qualify as a “non-employee director”.

Qualifications, Skills and Nominations of Directors

The Company believes that its Board as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of the businesses.

The Board of Directors identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience. The Board of Directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries and growth segments that the Company serves, such as avionics, aircraft modifications and gaming. Each of the Company’s current directors has experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.

The Board of Directors also believes that each of the current directors has other key attributes that are important to an effective Board: integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion, diversity of origin, background, experience, and thought, and the commitment to devote significant time and energy to service on the Board and its Committees.

The Board does not have a formal policy with respect to the diversity of directors. However, the Board believes that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of the Company’s stockholders.

The Board of Directors will consider nominee candidates proposed by stockholders but has not adopted a formal policy regarding the consideration of such nominees. The Board has not adopted a formal policy regarding the consideration of nominees because stockholders have not historically suggested nominee candidates to the Board and because the Board does not have a separate committee in charge of director nominations. If a stockholder suggests a director nominee, the Company reserves the right to request such stockholder furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of such nominee. The additional information would likely include a request to provide:

●

All information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (including such nominee’s written consent to being named in the proxy statement and to serving as a director if elected);

●

A description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationships, between the nominating stockholder and beneficial owner, if any (and any of their respective affiliates and associates) and each proposed nominee, including any information that would be required to be disclosed under Rule 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, were the “registrant” for purposes of such rule and the nominee were the director of such registrant;

●

A completed and signed questionnaire with respect to the background and qualifications of the nominee and the background of any other person or entity on whose behalf the nomination is being made and a completed and signed representation and agreement that (a) such nominee is not and will not become a party to any agreement with, and has not given any commitment or assurance to, any person as to how such nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with the nominee’s fiduciary duties as a director, (b) such nominee is not and will not become a party to any agreement with any person other than the Company with respect to any action or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (c) in such nominee’s individual capacity and on behalf of any person on whose behalf the nomination is being made, the nominee would be in compliance, if elected as a director, and will comply, with all applicable policies and guidelines of the Company; and

●

A completed background investigation as would be required by the Kansas Racing and Gaming Commission. All members of the board of directors must meet the requirements of the Kansas regulations for involvement in management services for gaming.

Board’s Role in Risk Oversight and Board Leadership Structure

The Board has determined that the positions of Chairman of the Board and Chief Executive Officer should be held by different persons. The Chairman of the Board is responsible for coordinating the Board’s activities, including scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the Chief Executive Officer as necessary or appropriate). The Board believes this leadership structure enhances the Board’s oversight of Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance.

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. In particular, the Audit Committee focuses on key business and financial risks and related controls and processes.

The Company’s Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and objectives and helps ensure that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee structures the Company’s executive compensation program to reduce the possibility that the executive officers, either individually or as a group, make excessively risky business decisions that could maximize short-term results at the expense of long-term value. The Compensation Committee regularly reviews the Company’s compensation policies and practices, including the risks created by the Company’s compensation plans. Based on this review and analysis, the Compensation Committee concluded that any risks arising from its employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Audit and Compensation Committees provide reports to the full Board. The oversight responsibility of the Board and its committees are enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks.

At this time the Company does not have practices or policies in place regarding the ability of employees (including officers) or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities granted as part of the compensation of the employee or director or held, directly or indirectly by the employee or director.  As a result, these transactions are generally permitted.

Legal Proceedings Involving a Director or Executive Officer

The Company is pleased to confirm that during the past ten years:

●	No director or officer has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding, exclusive of traffic violations.
●

No petitions under the Federal bankruptcy laws have been filed by or against any business or property of any director or officer of the Company nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.

●	No director or officer has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.
●	No director or officer has been convicted of violating a federal or state securities or commodities law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS:

The executive officers of the Company are elected each year at the annual meeting of the Board of Directors held in conjunction with the annual meeting of stockholders. The executive officers of the Company are as follows:

Name	Age	Position
Christopher J. Reedy	57	President and Chief Executive Officer
Tad M. McMahon	56	Chief Financial Officer and Secretary
Clark D Stewart	83	Former President and Chief Executive Officer
Craig D. Stewart	49	Former Vice President

Christopher J. Reedy worked for Colantuono & Associates, LLC from 1997 to 2000 in the area of aviation, general business and employment counseling, and from 1995 to 1997 with the Polsinelli, White firm. He was involved in aviation product development and sales with Bendix/King, a division of Allied Signal, Inc. from 1988 through 1993. Mr. Reedy joined the Company in November 2000.  Previously, Mr. Reedy was Vice President and Secretary of the Company since 2005. Mr. Reedy became President and Chief Executive Officer in May 2023.

Tad M. McMahon worked in public accounting as an auditor with KPMG, LLP and Grant Thornton, LLP from 1993 to 2000 focusing on manufacturing clients. Mr. McMahon worked in private industry from April 2000 to August 2008 when he joined the Company. Mr. McMahon became Chief Financial Officer in March 2017. Mr. McMahon became Secretary in May 2023.

Clark D. Stewart was President of Tradewind Industries, Inc., a manufacturing company, from 1979 to 1985. From 1986 to 1989, Mr. Stewart was Executive Vice President of RO Corporation. In 1980, Mr. Stewart became President of Tradewind Systems, Inc. He became President of the Company in 1989. Clark D. Stewart terminated his employment effective May 9, 2023.

Craig D. Stewart worked for Accenture, a global management consulting, technology services and outsourcing company, from 1997 to 2003. Mr. Stewart joined the Company in January 2004 and became Vice President of the Company in 2013. Mr. Stewart is the son of Clark D. Stewart. Craig D. Stewart was terminated on January 20, 2023.

The executive officers named above are the Named Executive Officers who appear in the compensation tables of this Proxy Statement.

Our compensation programs are designed to support our business goals and promote both short-term and long-term growth. This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our listed officers. This “Executive Compensation” section presents compensation earned by the Named Executive Officers for fiscal years ending April 30, 2023 and 2022.

Our Compensation Philosophy

The Compensation Committee of the Board of Directors determines the compensation for Butler National executive officers. Our executive officers have the broadest job responsibilities and policy-making authority in the Company. The Compensation Committee reviews and determines all components of executive officer compensation, including making individual compensation decisions and reviewing and revising the executive officer compensation plans, programs, and guidelines as appropriate. The Compensation Committee also consults with management regarding non-executive employee compensation programs.

The core element of our overall compensation philosophy is the alignment of pay and performance. Total compensation varies with individual performance and Butler National’s performance in achieving financial and non-financial objectives. Our equity plans are designed to ensure that executive compensation is aligned with the long-term interests of our stockholders. The Compensation Committee and our management believe that compensation should help to recruit, retain, and motivate the employees that the Company will depend on for current and future success. The Compensation Committee and our management also believe that the proportion of “at risk” compensation (variable cash compensation and equity) should rise as an employee’s level of responsibility increases. This philosophy is reflected in the following key design priorities that govern compensation decisions:

●	pay for performance;
●	employee recruitment, retention, and motivation;
●	cost management;
●	egalitarian treatment of employees;
●	alignment with stockholders’ interests; and
●	continued focus on corporate governance.

Each element of compensation reflects one or more of these design priorities. In most cases, our employees, except for our executive officers and a few key employees, are employed at will, without employment agreements, severance payment arrangements (except as required by local law), or payment arrangements that would be triggered by a “change in control” of Butler National. Retirement plan programs are broad-based; Butler National does not provide special retirement plans or benefits solely for executive officers.

Total compensation for the majority of our employees including the Named Executive Officers, includes two or more of the following components:

PAY COMPONENT	BRIEF DESCRIPTION
Base salary	Described below under “Base Salary.”
Annual and semiannual incentive cash payments	Paid as discretionary cash bonuses to individual employees for outstanding performance of a task. Described below under “Cash Bonus.”
Equity Awards

Equity Awards are granted by the Compensation Committee to align management objective toward improved earnings and retention of the management team. In 2016 the Company’s stockholders approved the 2016 Equity Incentive Plan, which empowers the Compensation Committee to issue awards as stock options, restricted stock or restricted stock units. Further described below under “Equity Awards.”

Employee stock purchase plan

Any employee may purchase the Company stock at the fair market value on the date of purchase without broker or issue fees. The Company first implemented the Employee Stock Purchase Plan in 1981 but no shares have been purchased under this plan since 1988.

Retirement benefits

We pay the required federal and state retirement contributions, the required unemployment contributions and match the employee’s contribution to their account in the Butler National Corporation 401(k) plan according to the parameters set forth in the plan.

Health and welfare benefits	Employees electing to participate in the various insurance plans offered by the Company receive a payment for a share of the health, dental, vision and life insurance costs for the employee.

The Compensation Committee and management continue to believe that a similar method of compensating all employees with cash, equity and retirement benefits supports a culture of fairness, collaboration, and egalitarianism.

The Company provides its stockholders with the opportunity to cast an advisory vote on executive compensation in connection with the Annual Meeting of Stockholders. The Company believes that it is appropriate to seek the views of the stockholders on the design and effectiveness of the Company’s executive compensation program. As an advisory vote the proposal is not binding upon the Company. However, the Compensation Committee values the opinions expressed by stockholders and considers the outcome of the vote when making compensation decisions for named executive officers.

Determining Executive Compensation

The Compensation Committee process for determining compensation includes a review of Butler National executive compensation and practices, and an analysis, for each Butler National executive officer, of all elements of compensation. In conducting an annual performance review and determining appropriate compensation levels, the Compensation Committee meets and deliberates outside the presence of the executive officers. In determining base salary, the Compensation Committee reviews Company and individual performance information and the Company employment agreement obligations discussed below. The Compensation Committee has used third-party compensation consultants in the past to help design compensation and incentive plans. The Compensation Committee is authorized to engage consultants as deemed necessary. The Compensation Committee engaged CBIZ to provide market information and serve as the compensation consultant of the committee.

Base Salary

The Compensation Committee establishes executive officers’ base salaries at levels that it believes are reasonable for comparable positions. When the Compensation Committee determines the executive officers’ base salaries during the first quarter of the year, the Compensation Committee takes into account each officer’s role and level of responsibility at the company. In general, executive officers with the highest level and amount of responsibility have received the highest base salaries. The Compensation Committee met four (4) times in fiscal 2023. They considered the current economic conditions and determined any compensation changes to be made in fiscal 2023.

Cash Bonus

The Compensation Committee establishes executive officers’ bonuses based on performance and completion of specific strategic initiatives of the Company. Bonuses paid in fiscal 2023 and 2022 are listed in the Summary Compensation Table. Under the Employment Agreements, executive officers participate in the Company cash bonus plan for employees that have been employed for fifteen years, subject to the company being profitable.

Equity Awards

In November 2016, the shareholders approved and adopted the Butler National Corporation 2016 Equity Incentive Plan. The maximum number of shares of common stock that may be issued under the Plan is 12.5 million.

On April 12, 2019, the Company granted 2.5 million restricted shares to employees. These shares have voting rights at date of grant and become fully vested and non-forfeitable on April 11, 2024. The restricted shares were valued at $0.38 per share, for a total of $950,000. On March 17, 2020, the Company granted 5.0 million restricted shares to employees. These shares have voting rights at date of grant and become fully vested and non-forfeitable on March 16, 2025. The restricted shares were valued at $0.41 per share, for a total of $2.0 million. The deferred compensation related to these grants will be expensed on the financial statements over the five-year vesting period.

On July 21, 2022, Mr. John M. Edgar, a director, was granted 400,000 shares of Butler National Stock as an other stock-based award pursuant to the Company 2016 Equity Incentive Plan. The award was for work related to Corporate financing and public relations. These shares were fully vested on the date of grant and were expensed in the July 31, 2022 financial statements.

No other equity awards have been made under the plan.

Equity awards to Named Executive Officers in fiscal 2023 and 2022 are listed in the Summary Compensation Table.

Performance Measures and Decision-Making Process of Executive Compensation

Fiscal Year 2023:

The performance measures used by the Compensation Committee in determining executive compensation for fiscal year 2023 were:

●	the absolute one-year and multi-year company performance as measured by levels of revenue, profit from operations, operating margins and operating cash flows;
●	one-year and multi-year performance on the same measures as compared with competitors; and
●	Company progress toward its strategic goals.

To make its decisions on executive compensation, the Compensation Committee reviewed in detail each of the performance measures above and reviewed compensation market data. The Compensation Committee also reviewed the total compensation and benefits of the executive officers and considered the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.

The CEO provided the entire Board of Directors with an assessment of his own performance with respect to the performance measures listed above, which the Board considered in its assessment of his performance for fiscal year 2022. The CEO reviewed the performance of the other executive officers with the Compensation Committee and made recommendations regarding the components of their compensation.

Before making its compensation decisions, the Compensation Committee discussed levels of compensation for the CEO and the other executive officers with the full Board of Directors.

In fiscal year 2022, Butler National Corporation did reach projected levels of revenue, profit from operations, operating margin and operating cash flow.

With regard to progress toward strategic goals, Butler National improved its products and technology positions, strengthened its relationships with customers and successfully commenced sports wagering at the Boothill Casino and Resort.

Taking into account Company performance, both absolute and relative to competition and the executive officers’ contribution to that performance, the Compensation Committee set its targeted compensation levels so as to be commensurate with that relative performance. The Compensation Committee made the following determinations for fiscal year 2023 with respect to each component of compensation for the former CEO and his existing contract and the other executive officers:

Base Salary - In keeping with its strategy, the Compensation Committee base salary decisions for fiscal year 2023 were generally intended to provide salaries at the median level of salaries for similarly situated executives of the comparator companies.

Cash Bonus - The Compensation Committee establishes executive officers’ bonuses based on performance and completion of specific strategic initiatives of the Company. Bonuses paid in fiscal 2023 are listed in the Summary Compensation Table.

Long-Term Compensation - The Compensation Committee granted no equity compensation.

Fiscal Year 2024:

The Compensation Committee determined, following the recommendation of CBIZ, that prior to December 2022 the executive management team was not receiving equity compensation on par with the management teams at the Company’s peers. In order to bring management up to industry standards and be competitive with its peers, the Compensation Committee is evaluating additional awards to employees/management/executive officers of incentive equity with multiple year vesting requirements. In order to emphasize retention of its executive officers, awards in fiscal 2024 may be made.

Employment Contracts, Termination of Employment and Change-in-Control Agreements

On February 4, 2020, the Company, entered into employment agreements (each an “Employment Agreement” and collectively, the “Employment Agreements”) with the following executive officers: (i) Christopher J. Reedy, President and Chief Executive Officer (“Reedy”), (ii) Tad M. McMahon, Chief Financial Officer and Secretary (“McMahon”), (iii) Clark D. Stewart, former President and CEO, and (iv) Craig D. Stewart, former Vice President / President of Aerospace, (collectively, the “Executives” and each, an “Executive”).

The Employment Agreements each contain substantially the same terms and conditions, except as provided below. Each Employment Agreement has a five (5) year term commencing on January 1, 2020. Unless any Employment Agreement is sooner terminated, or not renewed, it will automatically extend upon the expiration of its initial term for successive three (3) year periods. The Employment Agreements may be terminated earlier: (i) by the Executive with or without Good Reason (as defined in the Employment Agreements), (ii) by the Company with or without Cause (as defined in the Employment Agreements), (iii) as a result of the Executive’s death, permanent disability or incapacity or (iv) by mutual agreement of the Executive and the Company.

Under the Employment Agreements, the Executives are entitled to receive the following compensation and benefits in connection with their services as executive officers:

●

an annual base salary of $351,811, $281,430, $816,109, and $351,811 for Christopher J. Reedy, Tad M. McMahon, Clark D. Stewart and Craig D. Stewart, respectively (each, a “Base Salary”). The Base Salary will increase by five percent (5%) on January 1 of each year for the initial term and any extension term;

●	eligibility to receive a discretionary annual bonus for certain long-term employees, provided that the Company is profitable;
●	eligibility to participate in the Company’s Management Incentive Bonus Plan;
●	participation in all employee benefit programs; and
●	included in accrued liabilities are $244,000 and $482,000 as of April 30, 2023, and 2022 respectively for amounts owed to our former CEO for accrued compensation.

The Employment Agreements entitle the Executives to their respective Base Salary through the date of termination for (i) a termination for Cause, (ii) termination by Executive for a reason other than for Good Reason or (iii) at the expiration of the term in which notice of termination of employment was properly given by either the Executive or the Company.

The Employment Agreements also provide for severance benefits in the event that the Executive’s employment is terminated: (i) by the Company without Cause (other than by reason of death or disability) or by the Executive for Good Reason prior to a Change in Control (as defined in the Employment Agreements) (each a “Pre-Change in Control Termination”); or (ii) by the Company without Cause (other than by reason of death or disability) or by the Executive for Good Reason within eighteen (18) months following a Change in Control, in each case (each a “Post-Change in Control Termination”), subject to the Executive’s execution of the Release Conditions (as defined in the Employment Agreements).

In the event of a Pre-Change in Control Termination, the Executives will be entitled to receive the following compensation and benefits:

●	All previously earned and accrued but unpaid Base Salary up to the date of the termination;
●	A severance payment in an amount equal to the Base Salary paid for the balance of the initial term or extension term, whichever is later;
●

A lump sum payment equal to three (3) times the mean of payments under any short-term incentive, commission or annual bonus plan maintained by the Company during each of the three (3) calendar years prior to the year in which such termination occurs;

●

For the twelve (12) month period following the Executive’s termination or such shorter period of time that the Executive or any of the Executive’s dependents is eligible for and elects COBRA continuation coverage; and

●	The annual bonus that is paid to certain long-term employees, provided the Company is profitable.

In the event of a Post-Change in Control Termination, the Executives will be entitled to receive the same compensation and benefits set forth above, except instead of a severance payment in an amount equal to the Base Salary paid for the balance of the initial term or extension term (whichever is later), the severance payment will be in an amount equal to thirty-six (36) months of Base Salary.

In the event of a termination due to the death or disability, the Executive will be entitled to receive all previously earned and accrued but unpaid Base Salary up to such date. In the event the Executive is unable to perform his duties for a period exceeding thirty (30) days on account of sickness or injury, the Executive will continue to receive his Base Salary and benefits for a period of twelve (12) months less any amounts received pursuant to any disability insurance. Thereafter, the Executive will receive no further salary or other payments until he resumes his duties.

The Employment Agreements also include customary intellectual property, non-solicitation, non-compete and confidentiality provisions.

Each of the Named Executive Officers is subject to one or more restricted stock award agreements. In the event of the death, disability or retirement of the executive after the grant date and prior to the vesting date, the award vests. In the event of an employment termination for any other reason, all unvested shares under the award agreement are forfeited. Upon a change in control of Butler National Corporation, all unvested shares under the award agreement are vested.

2023 Summary Compensation

The following table below sets forth certain compensation information concerning the Chief Executive Officer and our three additional most highly compensated executive officers for the fiscal years ended April 30, 2023 and 2022. Our listed officers are the CEO, CFO, former CEO and former Vice President. The “Executive Compensation” section presents compensation earned by the listed officers for fiscal years ending April 30, 2023 and 2022:

Summary Compensation Table
(dollars in thousands)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards and Stock Appreciation Rights ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(2)	Total ($)(3)
Christopher J. Reedy	2023	347	---	---	---	---	---	63	410
President and Chief Executive Officer	2022	380	40	---	---	---	---	59	479

Tad M. McMahon	2023	273	30	---	---	---	---	71	374
Chief Financial Officer and Secretary	2022	309	45	---	---	---	---	69	423

Clark D. Stewart *	2023	989	---	---	---	---	---	71	1,060
Former President and Chief Executive Officer	2022	769	25	---	---	---	---	69	863

Craig D. Stewart **	2023	259	---	---	---	---	---	71	330
Former Vice President	2022	380	25	---	---	---	---	79	484

* Clark D. Stewart terminated his employment with the Company on May 9, 2023.
** Craig D. Stewart was terminated on January 20, 2023. Amounts reflect payments during the fiscal year ended April 30, 2023.

All Other Compensation (dollars in thousands):

Name	Year	Automobile Usage ($)	Health Benefits ($)	Memberships ($)	Matching Contributions to 401(k) ($)
Christopher J. Reedy	2023	---	17	5	41
	2022	---	16	4	39
Tad M. McMahon	2023	---	27	3	41
	2022	---	27	3	39
Clark D. Stewart	2023	7	17	6	41
	2022	7	17	6	39
Craig D. Stewart	2023	---	20	10	41
	2022	---	29	11	39

(1)

Stock awards are comprised of restricted stock. Valuation is based on aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 11 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended April 30, 2023 for valuation assumptions used.

(2)	Includes the amounts in the “All Other Compensation” table.
(3)

All benefits are provided for in the tables, summaries, and footnotes above. We did not participate in any of the following transactions and such items are therefore not reported in table format: Pension Benefit Table and Nonqualified Deferred Compensation Table.

The following table sets forth information regarding the number of shares of unvested restricted stock held by the Named Executive Officers at April 30, 2023.

Outstanding Equity Awards at April 30, 2023
(dollars in thousands)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Christopher J. Reedy	—	—	—	—	—	600,000	(1)	$414	—	—

Tad M. McMahon	—	—	—	—	—	600,000	(2)	$414	—	—

Clark D. Stewart	---	---	---	---	---	1,100,000	(3)	$759	---	---

Craig D. Stewart	---	---	---	---	---	---		$---	---	---

All unvested shares of restricted stock were issued under the Butler National Corporation 2016 Equity Incentive Plan. See also “Employment Contracts, Termination of Employment and Change-in-Control Agreements” for additional information that could affect the vesting of these awards.

(1)	Mr. Reedy’s restricted stock award will vest as follows: 200,000 shares on April 11, 2024 and 400,000 shares on March 16, 2025.
(2)	Mr. McMahon’s restricted stock award will vest as follows: 200,000 shares on April 11, 2024 and 400,000 shares on March 16, 2025.
(3)

Mr. Clark Stewart’s restricted stock award was scheduled to vest as follows: 500,000 shares on April 11, 2024 and 600,000 shares on March 16, 2025. All restricted shares were forfeited in May 2023 in connection with his termination.

(4)	Value is based on the closing price of Butler National’s stock of $0.69 on April 28, 2023, as reported on OTCQB.

Pay versus Performance Table

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the fiscal years ended April 30, 2023 and 2022. In determining the “compensation actually paid” to our Named Executive Officers, SEC rules require us to make various adjustments to amounts reported in the Summary Compensation Table because the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values reported in our Summary Compensation Table, as well as the adjusted values required in this section by SEC rules.

Year(1)	Summary Compensation Table Total for Current PEO ($)	Summary Compensation Table Total for Former PEO ($)	Compensation Actually Paid to Current PEO ($)(1)	Compensation Actually Paid to Former PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return ($)(2)	Net Income ($)
2023	$410,000	$1,060,000	$266,000	$796,000	$352,000	$(92,000)	$115.00	$4,516,000
2022	$863,000	$-	$1,226,000	$-	$462,000	$682,000	$155.00	$12,240,000

(1)

Amounts represent compensation “actually paid” to our Principal Executive Officer (“PEO”) and the average compensation actually paid to our remaining Named Executive Officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

(2)	Calculated as 100 dollars invested in the Company’s common stock on April 30, 2021 at $0.60 per shares, with a share price of $0.93 per share on April 29, 2022 and $0.69 per share on April 28, 2023.

Year	Current PEO	Former PEO	Non-PEO NEOs
2023	Christopher J. Reedy	Clark D. Stewart	Tad M. McMahon, Craig D. Stewart
2022	Clark D. Stewart		Tad M. McMahon, Christopher J. Reedy, Craig D. Stewart

Compensation actually paid to our Named Executive Officers represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2022		2023
Adjustments	Current PEO	Average non- PEO NEOs	Current PEO	Former PEO	Average non- PEO NEOs
Increase/deduction for Awards Granted during Prior FYs that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$363,000	$220,000	$(144,000)	$(264,000)	$(72,000)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FYs that were Forfeited during Applicable FY, determined as of Prior FY End (3)	$-	$-	$-	$-	$(377,000)
TOTAL ADJUSTMENTS	$363,000	$220,000	$(144,000)	$(264,000)	$(444,000)

(3)

800,000 shares of restricted stock forfeited by Craig Stewart upon termination of employment occurring on January 20, 2023, valued at $0.93 per share (the closing price of the Company’s common stock on April 29, 2022).

Relationship Between Financial Performance Measures

Below is a comparison of the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining Named Executive Officers, with (i) our cumulative TSR and (ii) our Net Income, in each case, for the fiscal years ended April 30, 2023 and 2022.

TSR amounts reported assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

As required and defined under SEC rules, actual compensation paid reflects adjusted values to unvested and vested equity awards based on year-end stock prices and various accounting valuation assumptions. Actual compensation paid, as defined under SEC rules, largely fluctuates due to stock price changes. Other than matching profit sharing/401K contributions made in the form of Company stock, no equity awards were issued to executive officers in 2022 or 2023.

Net Income

Other than a requirement that net income be positive for a given year when determining discretionary bonus payments, the Company does not currently use net income as a metric in any of our incentive programs. For the year ended April 30, 2023, compensation actually paid for our NEO’s decreased 13%, with net income decreasing 63%. The decrease of compensation actually paid was primarily driven by the decrease in the value of awards granted.

Total Shareholder Return

The Company does not currently use total shareholder return as a metric in any of our incentive programs. For the year ended April 30, 2023, total shareholder return was down approximately 25%, reflecting a change in the Company’s stock price from $0.93 per share to $0.69. Cumulative total shareholder return from April 30, 2021 is up 15% (from $0.60 per share to $0.69 per share). The Company did not have any dividends or stock splits during the period.

ELECTION OF DIRECTORS
(Item No. 1)

The Board of Directors currently consists of five directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class II directors will expire at the upcoming annual meeting. The Board of Directors has nominated David B. Hayden and Joe A Peters for election as Class II directors for a three-year term expiring at the annual meeting of stockholders to be held in 2026 and until his successor is elected and qualified. Mr. Hayden and Mr. Peters currently serve as Class II directors.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

A nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

The following tables set forth certain information regarding each nominee for director and continuing director of the Company. The information presented includes information provided to the Company by each nominee and continuing director including such person’s name, age, principal occupation and business experience for at least the past five years, the names of other publicly-held companies of which such person currently serves as a director or has served as a director during the past five years and the year in which the nominee first became a director of Butler National.

The Board of Directors has determined that the following directors are deemed “independent” pursuant to the NASDAQ definition of independent director: R. Warren Wagoner and Bradley K. Hoffman.

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and director that led the Board of Directors to the conclusion that such person should serve as a director, the Board also believes that all of the nominees and continuing directors have a reputation for high personal and professional ethics, integrity, values and character. Each nominee and continuing director brings a strong and unique background and set of skills to the Board of Directors giving the Board as a whole competence and experience in a wide variety of areas, including gaming, avionics, accounting and finance, and risk assessment. They have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Each nominee and continuing director is committed to achieving, monitoring and improving on the Company’s business strategy.

Current Nominees

NOMINEES FOR ELECTION AS

CLASS II DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2023 ANNUAL MEETING

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
David B. Hayden, 1996	77

Mr. Hayden was co-owner and President of Kings Avionics, Inc from 1974 until its acquisition by Butler National in 2010. Mr. Hayden has served as a director since 1996. Mr. Hayden has been a paid consultant of the Company since 2011. Other than with Butler National, Mr. Hayden does not currently hold the position of, and has not been in the prior five years, a director with any other public company. Mr. Hayden brings significant aviation and aerospace expertise to the Board.

Joe A. Peters, 2022	48

Mr. Peters joined the Company in 1999. Mr. Peters became Director of Sales in 2015. Mr. Peters does not currently hold the position of, and has not been in the prior five years, a director with any other public company.

Continuing Directors

CLASS III DIRECTORS CONTINUING IN OFFICE

WHOSE TERM EXPIRES AT THE 2024 ANNUAL MEETING

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
R. Warren Wagoner, 1986	71

Mr. Wagoner has served as Chairman of the Board of Directors of the Company since August 30, 1989 to present. Mr. Wagoner was an employee of the Company until 2013. Other than with Butler National, Mr. Wagoner does not currently hold the position of, and has not been in the prior five years, a director with any other public company.

CLASS I DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2025 ANNUAL MEETING

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Bradley K. Hoffman, 2010	49

Storage Account Executive of Hewlett Packard Enterprise since 2019. Mr. Hoffman has been a director since 2010. Other than with Butler National, Mr. Hoffman does not currently hold the position of, and has not been in the prior five years, a director with any other public company.

John M. Edgar, 2020	79

Mr. Edgar has more than fifty years of experience managing and counseling businesses. He is Managing Partner of the Edgar Law Firm LLC, a firm he co-founded in 2002. Mr. Edgar has also served management roles during his prior law firm partnerships at Stinson Mag & Fizzell and Bryan Cave. Mr. Edgar currently serves on the Board of Trustees for Midwest Research Institute. Mr. Edgar served on the Board of Directors of Buffton Corporation (BFX), an AMEX listed company, from October 1987 to December 2000. Other than with Butler National, Mr. Edgar does not currently hold the position of, and has not been in the prior five years, a director with any other public company.

INDEPENDENT PUBLIC ACCOUNTANTS
(Item No. 2)

Appointment of Independent Registered Public Accounting Firm

Butler National previously engaged RBSM, LLP to audit our financial statements for the year ended April 30, 2023 and 2022. The Audit Committee of the Company has selected RBSM, LLP to be the independent registered public accountants for fiscal year 2024, which ends April 30, 2024. The Board of Directors recommends that the appointment of the auditors be ratified by the stockholders.

Representatives of RBSM, LLP are expected to be present at the Annual Meeting of Stockholders, and they may have an opportunity to make a statement if they desire to do so and may be available to respond to appropriate questions. Although stockholder approval is not required, it is the policy of our Board of Directors to request, whenever possible, stockholder ratification of the appointment or reappointment of independent public accountants.

Independent Registered Public Accounting Firm’s Fees

The following table details amounts for services provided by RBSM, LLP during fiscal 2023 and 2022 (in thousands):

Fee Type	Fiscal 2023	Fiscal 2022
Audit fees (a)	$197	$181
Audit related fees (b)	-	6
Tax fees (c)	-	-
All other fees (d)	-	-
Total	$197	$187

a)	Includes fees billed for professional services rendered in connection with the audit of the annual financial statements and for the review of the quarterly financial statements.
b)

Includes fees billed for professional services rendered in connection with assurance and other activities not explicitly related to the audit of Company financial statements, including the audits of Company employee benefit plans, contract compliance reviews and accounting research.

c)	Includes fees billed for domestic tax compliance and tax audits, corporate-wide tax planning and executive tax consulting and return preparation.
d)	Includes fees billed for financial systems design and implementation services.

The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to the Company by its independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by RBSM, LLP for fiscal 2024. The Audit Committee has approved all of the fees listed in the above table.

In the course of its review of RBSM’s independence and performance, and the determination to retain RBSM or to engage a different independent auditor, the Audit Committee considered, among other things:

●	RBSM’s historical and recent performance;
●	RBSM’s capability and expertise in handling the range and complexity of our operations;
●	Appropriateness of RBSM’s fees for audit and non-audit services, on both an absolute basis and as compared to its competitor/peer firms;
●	The quality and candor of RBSM’s communication with the Audit Committee and management; and
●	RBSM’s tenure and independence.

Vote Required For Ratification

The Audit Committee was responsible for selecting Butler National’s independent registered public accounting firm for fiscal year 2024. Accordingly, stockholder approval is not required to appoint RBSM, LLP as Butler National’s independent registered public accounting firm for fiscal year 2024. The Board of Directors believes that submitting the appointment of RBSM, LLP to the stockholders for ratification is a matter of good corporate governance. The Audit Committee is solely responsible for selecting the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm.

The ratification of the appointment of RBSM, LLP as Butler National’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE STOCKHOLDER RATIFICATION OF RBSM, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item No. 3)

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of Butler National’s executive officers who are named in the Summary Compensation Table and the other compensation tables (the “Named Executive Officers”) within this proxy statement. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company has traditionally held this advisory vote every year.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program satisfies this goal, is strongly aligned with the long-term interests of its stockholders and is instrumental in helping the Company achieve its strong financial performance.

The Compensation Discussion and Analysis section of this proxy statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in fiscal 2023 in more detail. At our 2022 annual meeting, 97% of votes “for” or “against” expressed support for the compensation program of our Named Executive Officers. The Compensation Committee reviewed these voting results and considered other factors in assessing our executive compensation program.

Vote Required for Approval

The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Because your vote is advisory, it will not be binding on either the Board of Directors or Butler National. However, the Company’s Compensation Committee will take into account the outcome of the stockholder vote on this proposal when considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION, IS HEREBY APPROVED.

ADVISORY VOTE TO VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION
(Item No. 4)

The Dodd-Frank Act requires the stockholders of Butler National to have the opportunity to cast a non-binding advisory vote regarding how frequently the Company should seek from its stockholders a non-binding advisory vote on the compensation disclosed in its proxy statement of its Named Executive Officers. By voting on this frequency proposal, stockholders may indicate whether they would prefer that the advisory vote on the compensation of Butler National’s Named Executive Officers occur every one, two or three years. Stockholders may also abstain from voting on the proposal. Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting.

The Board has determined that an annual advisory vote on executive compensation is the best approach for Butler National at this time. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on Butler National’s compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with Butler National’s policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters.

Vote Required for Approval

The option receiving the greatest number of votes (every one, two or three years) will be considered the frequency approved by stockholders. Because your vote is advisory, it will not be binding on either the Board of Directors or Butler National. However, the Company’s Board will take into account the outcome of the stockholder vote on this Proposal 4 when making future decisions about the frequency for holding an advisory vote on executive compensation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

TO CONDUCT AN ADVISORY STOCKHOLDER VOTE “EVERY YEAR”

ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DISCLOSED

IN THE COMPANY’S PROXY STATEMENT FOR ITS ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth, with respect to the Company common stock (the only class of voting securities), the only persons known to be beneficial owners of more than five percent (5%) of any class of the Company voting securities as of August 15, 2023.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)	Percent of Class
Veradace Capital Management LLC	7,500,112	10.9%
2626 Cole Avenue
Dallas, TX, 75204

Zeff Capital, LP	7,500,000	10.9%
885 Sixth Avenue
New York, New York 10001

Joseph P. Daly	6,190,000	9.0%
497 Circle Freeway
Cincinnati, Ohio 45246

R. Warren Wagoner	4,140,897	6.0%
19920 West 161st Street
Olathe, Kansas 66062

(1)

Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct, and beneficial ownership as shown in the table arises from sole voting power and sole investment power. The beneficial ownership includes the shares held in the Butler National 401(k) Profit Sharing Plan for the benefit of the individual.

(2)	The number of shares for Veradace Capital Management LLC is from Veradace Capital Management LLC’s Schedule 13G/A filing on February 14, 2023.
(3)	The number of shares for Zeff Capital, LP is from Zeff Capital, LP’s Schedule 13G/A filed on August 1, 2023.
(4)	The number of shares for Mr. Daly is from Mr. Daly’s Schedule 13D/A filing on August 2, 2023.

The following table sets forth as of August 15, 2023, with respect to the Company common stock (the only class of voting securities), (i) shares beneficially owned by all directors and named executive officers of the Company, and (ii) total shares beneficially owned by directors and officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
R. Warren Wagoner	4,140,897	6.0%
Christopher J. Reedy	2,261,049	3.3%
Joe A. Peters	1,905,373	2.8%
Tad M. McMahon	1,474,719	2.1%
David B. Hayden	1,087,059	1.6%
John M. Edgar	694,118	1.0%
Bradley K. Hoffman	23,952	0.0%

All Directors and Executive Officers as a Group (7 persons)	11,587,167	16.8%

(1)	Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct and beneficial ownership as shown in the table arises from sole voting power and sole investment power.

DIRECTOR COMPENSATION

Each non-officer director is entitled to a director’s fee of $6,000 per quarter. There are no “per meeting” fees payable for service on the Board of Directors or on any committee of the Board. The Chairman receives an additional $6,000 per quarter. The table below sets forth compensation received by the Company’s directors during fiscal year 2023:

Director Compensation Table

Name of Director	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
R. Warren Wagoner	$48,000	$--	$--	$48,000
David B. Hayden (1)	24,000	--	--	24,000
Bradley K. Hoffman	24,000	--	--	24,000
John M. Edgar (2)	24,000	--	--	24,000
Joe A. Peters (3)	--	--	--	--

(1)	Excludes consulting fee of $135,000 paid to Mr. Hayden under his consulting agreement with the Company.
(2)

Excludes amounts the company paid Edgar Law Firm LLC, a provider of legal services owned by Mr. Edgar, of $113,000 and $214,000 in fiscal 2023 and fiscal 2022, respectively. In fiscal year 2023, Mr. Edgar was granted 400,000 shares of Butler National Stock as an “other stock-based award” pursuant to the Company's 2016 Equity Incentive Plan and $140,000 in cash compensation.

(3)	Mr. Peters is not paid any compensation for services as a director of the Company. No employee director of the Company receives any compensation for their services as a director.

Butler National also provided liability insurance for its directors and officers. The annual cost of this coverage is $90,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Board of Directors has determined that R. Warren Wagoner and Bradley K. Hoffman are independent directors and would satisfy the applicable standard for determination that a director is “independent” under the Nasdaq listing standards, if such listing standards were applicable to the Company.

We paid consulting fees of $135,000 to David Hayden, a director of Butler National in each of fiscal year 2023 and 2022.

The Company paid Edgar Law Firm LLC, a provider of legal services owned by Mr. Edgar, a director, $113,000 and $214,000 in fiscal 2023 and fiscal 2022, respectively.

Included in accrued liabilities are approximately $244,000 and $482,000 as of April 30, 2023, and 2022 respectively for amounts owed to Clark D. Stewart, former director and CEO, for accrued compensation related to his services as CEO.

In fiscal 2023, there were three related-person transactions related to former director and CEO, Mr. Clark D. Stewart. Butler National employed the brother (Wayne Stewart as an engineer), son (Craig Stewart as a Vice President) and son-in-law (Jeff Shinkle as an architect) of Clark D. Stewart, a former executive officer. Compensation for these related-persons was calculated in the same manner as the Summary Compensation table resulting in compensation of approximately $303,000, $330,000, and $254,000 respectively, for fiscal 2023, and $292,000, $484,000 and $247,000 respectively, for fiscal 2022.

Joe A. Peters is paid as an employee of the Company pursuant to an employment contract disclosed on Form 8-K dated June 15, 2022.  Mr. Peters' total compensation was $763,000 and $711,000 for the fiscal years ended April 30, 2023 and 2022, respectively.

The policies and procedures for payment of goods and services for related transactions follow our normal course of business standards and require the necessary review and approval process as outlined in our Policies and Procedures manual and as set forth by our Compensation Committee.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the year ended April 30, 2023 including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the consolidated financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to the Company’s Annual Report on Form 10-K for the year ended April 30, 2023.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed those disclosures and other matters relating to independence with the auditors.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits of the Company.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. In reliance on the reviews and discussions with management and with the independent registered public accounting firm referred to above and the receipt of an unqualified opinion from RBSM, LLP dated July 31, 2023 regarding the audited consolidated financial statements of the Company for the year ended April 30, 2023, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2023 for filing with the Securities and Exchange Commission.

The Audit Committee report is submitted by:

David B. Hayden, Bradley K. Hoffman and R. Warren Wagoner

The foregoing Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

Code of Ethics

The Company has adopted a code of ethics for our executive and senior financial officers, violations of which are required to be reported to the Audit Committee. The Company will furnish a copy without charge upon written request to the Company’s Secretary. A copy is available on our website at www.butlernational.com/codeofethics-2023.pdf. The Company intends to disclose amendments to or waivers of its code of ethics on the Company's website.

Communications aNd Deadline for 2024 Annual Meeting

The proxy rules of the SEC permit stockholders, after timely notice to the Company, to present proposals for stockholder action in the Company’s proxy statements if such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are in accordance with the proxy rules and the Company’s Bylaws.

Under Rule 14a-8 under the Securities Exchange Act of 1934 and Section 1.11 of the Company’s bylaws, any stockholder who intends to submit a director nomination or present a proposal at the annual stockholder meeting in 2024 must deliver such nomination or proposal to Butler National’s corporate Secretary at One Aero Plaza, New Century, Kansas 66031 on or before April 26, 2024.

Stockholders may contact an individual director, the Board of Directors as a group, or a specified Board committee or group, including non-employee directors as a group, by the following means:

Mail:	Butler National Corporation One Aero Plaza New Century, Kansas 66031 Attn: Board of Directors

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company. The Company’s telephone number is (913) 780-9595.

OTHER MATTERS

Management knows of no other matters that will be presented at the meeting. If any other matter arises at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

Our Annual Report for fiscal year 2023 is enclosed. The 2023 Annual Report includes the Annual Report on Form 10-K containing our financial statements for the fiscal year ended April 30, 2023.

A copy of Form 10-K and the Annual Report as we have filed with the Securities and Exchange Commission, will be furnished without charge to any stockholder who requests it in writing to us at the address noted on the first page of this proxy statement.

The cost of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. We may also request banks and brokers to solicit their customers who have a beneficial interest in our Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

By Order of the Board of Directors

TAD M. MCMAHON,
Secretary

BUTLER NATIONAL CORPORATION
TAD MCMAHON
ONE AERO PLAZA
NEW CENTURY, KS 66031

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 10/02/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 10/02/2023. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

| Nominees | For | Against | Abstain |
|---|---|---|---|
| 1a. David B. Hayden | ☐ | ☐ | ☐ |
| 1b. Joe A. Peters | ☐ | ☐ | ☐ |

| The Board of Directors recommends you vote FOR proposals 2 and 3. | For | Against | Abstain |
|---|---|---|---|
| 2. Ratify the selection of RBSM, LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2024; and | ☐ | ☐ | ☐ |
| 3. Vote on an advisory basis to approve the compensation of the Company's Named Executive Officers. | ☐ | ☐ | ☐ |

| The Board of Directors recommends you vote 1 YEAR on the following proposal: | 1 year | 2 years | 3 years | Abstain |
|---|---|---|---|---|
| 4. Vote on an advisory basis on the frequency of Future advisory votes on the compensation of the Company's Named Executive Officers. | ☐ | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

0000618692_1 R1.0.0.6

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

**BUTLER NATIONAL CORPORATION**
**Annual Meeting of Stockholders**
**October 3, 2023 10:00 AM**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Christopher J. Reedy and Tad M. McMahon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all the shares of Common stock of BUTLER NATIONAL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Central Time on October 3, 2023, at Indian Hills Country Club, 6847 Tomahawk Rd., Mission Hills, KS 66208, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

0000618692_2 R1.0.0.6

**Continued and to be signed on reverse side**